Exhibit 99.6

CREDIT SUISSE INTERNATIONAL
One Cabot Square	Phone	+44 (0)20 7888 8888
London E14 4QJ	Fax	+44 (0)20 7888 1600
www.credit-suisse.com

12 December 2008

Virgin Entertainment Investment Holdings Ltd.

Craigmuir Chambers

P.O.Box 71

Road Town

Tortola

British Virgin Islands

Fax +1 284 494 2233

Copy:

Abacus Financial Services Limited

La Motte Chambers

La Motte Street

St Helier

JE1 1BJ

Jersey

Attention: Frank Dearie

Fax 01532 602 035

Credit Suisse International

One Cabot Square

London

E14 4QJ

(A)     External ID: 53234318R2 – Risk ID: 40104618

Dear Sir or Madam,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

This Confirmation amends, restates and supersedes in its entirety all Confirmations dated prior to the date hereof in respect of this Transaction, (including but not limited to, the Confirmation dated 14 August 2007) (the “Original Confirmation Date”).

In this Confirmation, “CS” means Credit Suisse International and “Counterparty” means Virgin Entertainment Investment Holdings Ltd.

1.	The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2000 Definitions,

Registered Office as above.

Registered with unlimited liability in England under No. 2500199.

Authorised and regulated by the Financial Services Authority.

VAT No: GB 447 0737 41

the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the 2000 Definitions and the 2002 Definitions, the 2002 Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. The Transaction shall be deemed to be a Share Forward Transaction within the meaning set forth in the 2002 Definitions.

This Confirmation supplements, forms part of, and is subject to, the ISDA 2002 Master Agreement dated as of 5th June, 2007, as amended and supplemented from time to time (the “Agreement”), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

If there exists any ISDA Master Agreement between CS and Counterparty or any confirmation or other agreement between CS and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between CS and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which CS and Counterparty are parties, this Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	4th June, 2007

Seller:	Counterparty

Buyer:	CS

Shares:	Common stock of Virgin Media Inc. (the “Issuer”) (Exchange Symbol: “VMED”).

Number of Shares:	12,847,860

Prepayment:	Applicable

Conditions to CS’s Obligation to Pay Prepayment Amount:	It shall be a condition to CS’s obligation to pay any Prepayment Amount hereunder on any Prepayment Date that Counterparty shall have performed its obligations under paragraph 5, “Agreements to Deliver Documents,” below and the Credit Support Deed.

Prepayment Amount:	USD 224,872,294

Variable Obligation:	Applicable

Forward Floor Price:	USD 19.68195

Forward Cap Price:	USD 30.9626

Exchange:	NASDAQ Global Select Market

Related Exchange(s):	NASDAQ Global Select Market, Chicago Board Options Exchange, Philadelphia Stock Exchange, American Stock Exchange, Pacific Stock Exchange, Boston Stock Exchange and International Securities Exchange

Valuation:

Valuation Date:	13 May 2009

Market Disruption Event:	Section 6.3(a) of the 2002 Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time” and replacing them with “on the relevant date prior to the relevant Valuation Time” in clause (ii) thereof.

Relevant Price:	The ‘Volume Weighted Average Price’ per Share on each Averaging Date with respect to the period from 9:30 a.m. to 4:00 p.m. (New York City time), as determined by the Calculation Agent by reference to the Bloomberg Page ‘VMED US <Equity> AQR <Go>’ (or any successor thereto) on such Averaging Date.

Averaging Dates:	Each of the 20 Scheduled Trading Days from and including the date falling 19 Scheduled Trading Days prior to the Valuation Date to and including the Valuation Date.

Averaging Date Disruption:	Modified Postponement

Settlement Terms:

Settlement Method Election:	Applicable

Electing Party:	Counterparty

Settlement Method Election Date:	The date that is 5 Scheduled Trading Days prior to the first Averaging Date

Default Settlement Method:	Cash Settlement

Settlement Price:	The Relevant Price

Settlement Currency:	USD

Dividends:

Extraordinary Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the 2002 Definitions) the amount or value of which differs in amount from the Ordinary Dividend Amount for such dividend or distribution. On the ex-dividend date for any Extraordinary Dividend, Counterparty shall pay to CS an amount equal to the aggregate Extraordinary Dividend in respect of the number Shares which, on the relevant ex-dividend date, constitute Posted Collateral (as defined in the Credit Support Deed) and do not form part of the Credit Support Balance (as defined in the Credit Support Deed).

Ordinary Dividend Amount:	USD 0.03 for the first dividend or distribution on the Shares for which the ex-dividend date falls within a regular quarterly dividend period of the Issuer, and zero for any subsequent dividend or distribution on the Shares for which the ex-dividend date falls within the same regular quarterly dividend period of the Issuer.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 8.4(b) and 9.2(a)(iii) of the 2002 Definitions.

Share Adjustments:

Potential Adjustment Events:	If an event occurs that constitutes both a Potential Adjustment Event under Section 11.2(e)(ii)(C) of the 2002 Definitions and a Spin-off as described below, it shall be treated hereunder as a Spin-off and not as a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment, provided, however, that in the case of an Extraordinary Dividend no adjustment will be made to this Transaction to account for such Extraordinary Dividend.

Spin-off:	A distribution of New Shares (the “Spin-off Shares”) of a subsidiary of the Issuer (the “Spin-off Issuer”) to holders of the Shares (the “Original Shares”). With respect to a Spin-off, “New Shares” shall have the meaning provided in Section 12.1(i) of the 2002 Definitions except that the phrase immediately preceding clause (i) thereof shall be replaced by the following: “New Shares” means ordinary or common shares of the Spin-off Issuer that are, or that as of the ex-dividend date of such Spin-off are scheduled promptly to be,”.

Consequences of Spin-offs:	As of the ex-dividend date of a Spin-off, (i) “Shares” shall mean the Original Shares and the Spin-off Shares; (ii) the Transaction shall continue but as a Share Basket Forward

Transaction with a Number of Baskets equal to the Number of Shares prior to such Spin-off, and each Basket shall consist of one Original Share and a number of Spin-off Shares that a holder of one Original Share would have been entitled to receive in such Spin-off; and (iii) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such Spin-off (provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Spin-off by an options exchange to options on the Shares traded on such options exchange. As of the ex-dividend date of any subsequent Spin-off, the Calculation Agent shall make adjustments to the composition of the Basket and other terms of the Transaction in accordance with the immediately preceding sentence.

Extraordinary Events:

New Shares	In the definition of New Shares in Section 12.1(i) of the 2002 Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the London Stock Exchange (or their respective successors).”

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Composition of Combined Consideration:	Not Applicable

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment. Notwithstanding Section 12.6(c)(ii) of the 2002 Definitions, Cancellation and Payment shall mean that the Transaction shall be cancelled as of the Announcement Date, provided that Counterparty may, by notice to CS on the first Business Day after the Announcement Date, elect to deliver, in lieu of paying the Cancellation Amount, a number of Shares equal to the Number of Shares on the second Business Day after the Announcement Date.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable, and, for the avoidance of doubt, for purposes of determining any Cancellation Amount payable as the result of a Loss of Stock Borrow, the Determining Party may take into account any amounts payable by the Hedging Party under any buy-in provisions contained in any securities loan agreements governing loans of Shares borrowed in respect of the Transaction. Further, any Shares forming part of the Posted Collateral (as defined in the Credit Support Document) in respect of which the Hedging Party has exercised its Right of Use pursuant to Paragraph 6(c) of the Credit Support Document (as amended by Paragraph 13) shall be deemed to be Shares “borrowed” by the Hedging Party for the purposes of this Additional Disruption Event.

Maximum Stock Loan Rate:	0.40%

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	CS

Determining Party:	CS

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Account Details:

Payments to CS:	To be advised under separate cover prior to the Trade Date

Payments to Counterparty:	To be advised under separate cover prior to the Trade Date

Delivery of Shares to CS:	To be advised under separate cover prior to the Trade Date

Office:	CS is acting through its London Office for the purposes of the Transaction; neither party is a Multibranch Party.

Calculation Agent:	CS.

3.	Other Provisions:

Optional Early Termination by Counterparty:

At any time, Counterparty may terminate the Transaction in whole or in part upon twenty (20) Exchange Business Days’ prior written notice to CS (the termination date specified in such notice, the “Optional Termination Date”); provided, that Counterparty is not on the date of such notice in possession of any material non-public information relating to the Shares or the Issuer. If Counterparty terminates the Transaction in part, Counterparty shall specify in the notice of optional early termination, the number of Shares with respect to which the Transaction is to be terminated.

If Counterparty notifies CS that it wishes to terminate the Transaction in whole or in part, CS shall provide Counterparty with a price for such optional early termination which shall be calculated by CS (acting in good faith and in a commercially reasonable manner) as the amount equivalent to (a) the cost to CS of unwinding the derivative embedded in the Transaction and (b) the cost to CS of unwinding its Hedge Positions in the market or otherwise on or prior to the Optional Termination Date (the “Optional Termination Price”). If Counterparty accepts the Optional Termination Price quoted by CS, the Transaction will terminate on the Optional Termination Date and Counterparty shall make a cash payment to CS (or vice versa, as the case may be) on the Optional Termination Date in an amount equal to the Optional Termination Price.

If Counterparty terminates the Transaction in part, the Number of Shares shall be reduced by such number of Shares with respect to which such Transaction has been terminated.

Counterparty may at any time assign, novate or otherwise transfer its rights and obligations under the Agreement (in whole but not in part) (a “Transfer”) to a third party (the “Third Party”) subject to the following conditions:

1.	the standard credit lines and policies of CS allow it to trade with the Third Party; and

2.	the Third Party or its Credit Support Provider enters into a Credit Support Document in form and substances acceptable to CS and provides such other evidence and opinions in support of that Credit Support Document and the Transferred obligations as CS may reasonably require.

Counterparty and CS agree to execute all relevant documentation to effect the Transfer.

Additional Representations and Warranties:

Counterparty hereby represents and warrants to CS as of the Original Confirmation Date that:

1.	From the three months prior to the Original Confirmation Date, neither Counterparty nor any person who would be considered to be the same “person” as Counterparty or “acting in concert” with Counterparty (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)) has, without the written consent of CS, sold any Shares or hedged (through swaps, options, short sales or otherwise) any long position in the Shares. Counterparty does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in Rule 144(c)(1) under the Securities Act.

2.	Counterparty was not on the Original Confirmation Date, in possession of any material non-public information regarding the Shares or the Issuer. None of the transactions contemplated herein will violate any corporate policy of the Issuer or other rules or regulations of the Issuer applicable to Counterparty or its affiliates, including, but not limited to, the Issuer’s window period policy.

3.	Counterparty has filed, in the manner contemplated by Rule 144(h) under the Securities Act, a notice on Form 144 relating to the Transaction contemplated hereby in form and substance that CS has informed Counterparty is acceptable to CS.

4.	Counterparty acquired the Posted Collateral in the form of Shares on 4 July 2006. Counterparty agrees that Counterparty has not (i) created or permitted to exist any lien, mortgage, interest, pledge, charge or encumbrance of any kind (other than the security interest created by the Credit Support Deed)(a “Lien”) or any Transfer Restriction (other than the Existing Transfer Restrictions, as defined below) upon or with respect to the Posted Collateral in the form of Shares, (ii) sold or otherwise disposed of, or granted any option with respect to, any of the Posted Collateral in the form of Shares or (iii) entered into or consented to any agreement (other than, in the case of clause (x), this Confirmation) (x) that restricts in any manner the rights of any present or future owner of any Posted Collateral in the form of Shares with respect thereto or (y) pursuant to which any person other than Counterparty, CS and any securities intermediary through whom any of the Posted Collateral in the form of Shares is held (but in the case of any such securities intermediary only in respect of Posted Collateral in the form of Shares held through it) has or will have Control in respect of any Posted Collateral in the form of Shares. “Control” means “control” as defined in Section 8-106 and 9-106 of the Uniform Commercial Code as in effect in the State of New York (“UCC”).

“Transfer Restriction” means, with respect to any item of Posted Collateral, any condition to or restriction on the ability of the owner thereof to sell, assign or otherwise transfer such item of Posted Collateral or enforce the provisions thereof or of any document related thereto whether set forth in such item of collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such item of Posted Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Posted Collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Posted Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Posted Collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of Posted Collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of Counterparty being an “affiliate” of the issuer of such security, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such security being subject to paragraph (c) of Rule 145 under the Securities Act); provided that the required delivery of any assignment, instruction or entitlement order from the seller, Counterparty, assignor or transferor of such item of Posted Collateral, together with any evidence of the corporate or other authority of such Person, shall not constitute a “Transfer Restriction”.

“Existing Transfer Restrictions” means Transfer Restrictions existing with respect to any securities by virtue of the fact that (i) Counterparty is an “affiliate”, within the meaning of Rule 144 under the Securities Act, of the Issuer, (ii) the items of Posted Collateral in the form of Shares were acquired by the Counterparty in a transaction within the meaning of Rule 145 of the Securities Act and (iii) the items of Posted Collateral in the form of Shares were formerly subject to lock-up provisions under an Investment Agreement between, for the purposes of such provisions, the Counterparty and the Issuer.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

5.	Other than financing statements or other similar or equivalent documents or instruments with respect to the security interests in the Posted Collateral, no financing statement, security agreement or similar or equivalent document or instrument covering all or any part of the Posted Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a lien, security interest or other encumbrance of any kind on any such Posted Collateral.

6.	No registration, recordation or filing with any governmental body, agency or official is required or necessary for the validity or enforceability hereof or for the perfection or enforcement of the security interests in the Posted Collateral, other than the filing of financing statement in any appropriate jurisdiction.

7.	Counterparty has not performed and will not perform any acts that might prevent CS from enforcing any of the terms of the Agreement or the Credit Support Deed or that might limit CS in any such enforcement.

8.	Each of CS and Counterparty hereby represents and warrants to the other party as of the Original Confirmation Date that:

(a)	It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and it is able to bear the economic risk of the Transaction.

(b)	It is entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

Representations, Warranties and Covenants of CS:

1.	CS represents to Counterparty that an affiliate of CS (the “CS Affiliate”) is registered as a broker and a dealer with the Securities and Exchange Commission and is a “market maker” or a “block positioner”, as such terms are used in Rule 144 under the Securities Act, with respect to the Shares.

2.	CS agrees that CS Affiliate shall, as promptly as practicable consistent with market conditions, introduce into the public market a quantity of securities of the same class as the Shares equal to the Number of Shares minus the number of securities of such class sold in connection with CS’s Initial Hedge position.

3.	CS covenants with Counterparty that it will not knowingly (after informal inquiry as to whether the proposed purchaser is affiliated with, or part of a “group” with, any other proposed purchaser but without any obligation to seek any formal confirmation or representation) sell shares of the Issuer representing more than 1% of the outstanding common stock of the Issuer to any person or “group” (as such term is used in Section 13-5d of the U.S Securities Act of 1933);

Covenants of Counterparty:

1.	Counterparty agrees that each of Counterparty and its affiliates will comply with all applicable disclosure or reporting requirements in respect of the Transaction, including, without limitation, any requirement imposed by Section 13 or Section 16 of the Securities and Exchange Act of 1934, as amended, if any, and Counterparty will provide CS with a copy of any report filed in respect of the Transaction promptly upon filing thereof.

2.	Counterparty is aware of and agrees to be bound by the rules of the National Association of Securities Dealers, Inc. (“NASD”) applicable to option trading and is aware of and agrees not to violate, either alone or in concert with others, the position or exercise limits established by the NASD.

3.	Counterparty agrees that Counterparty shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation or the Agreement must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or, if Counterparty is not an individual, any officer, director, general partner, manager or similar person of Seller is aware or any material non-public information regarding the Issuer.

Binding Commitment:

The parties intend that this Confirmation constitutes a “Final Agreement” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan L. Beller to Michael Hyatte of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretative letter dated December 20, 1999.

Securities Contract:

The parties hereto acknowledge and agree that CS is a “stockbroker” within the meaning of Section 101 (53A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further recognize that the Transaction is a “securities contract”, as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protection of, among other provisions, Sections 555 and 362(b)(6) of the Bankruptcy Code, and that each payment or delivery of cash, Shares or other property or assets hereunder is a “settlement payment” within the meaning of Section 741(8) of the Bankruptcy Code.

Assignment:

The rights and duties under the Agreement may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld; provided that (i) CS may assign or transfer in whole its rights or duties hereunder to any of its Affiliates without the prior written consent of Counterparty, so long as (i) the senior unsecured debt rating (“Credit Rating”) of such Affiliate (or any guarantor of its obligations under the Agreement where such guarantee is for all obligations under the Agreement) is equal to or greater than the Credit Rating of Credit Suisse International, as specified by Standard & Poor’s and Moody’s, at the time of such assignment or transfer and (ii) such assignment or transfer does not result in (a) any additional payment becoming due and payable or accruing from the Counterparty under Section 2(d) of the Agreement; (b) the inability of the Counterparty to deduct for corporation tax purposes any payments/deliveries made to the assignee or any mark to market loss on the Transaction; or (c) any deduction or withholding for or on account of any Tax in respect of any payment by CS where such Tax is not an Indemnifiable Tax.

Non-Confidentiality:

The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by CS and its affiliates to Counterparty relating to such tax treatment and tax structure (provided that the foregoing does not constitute an authorization to disclose the identity of CS or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information) and (ii) CS does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.

Credit Suisse International is authorised and regulated by the Financial Services Authority and has entered into this transaction as principal. The time at which the above transaction was executed will be notified on request.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

CREDIT SUISSE INTERNATIONAL

By:	/s/ Laura Muir	/s/ Benjamin Tan
Name:	Laura Muir	Benjamin Tan
Title:	Authorised Signatory	Authorised Signatory

Confirmed as of the date first written above:

VIRGIN ENTERTAINMENT INVESTMENT HOLDINGS LIMITED

By:	/s/ Paul Fauvel
Name:	Paul Fauvel
Title:	Alternate Director to Frank Dearie

External ID: 53234318R2 – Risk ID: 40104618